Exhibit 3.2

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WHX CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

WHX CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The name of the Corporation is WHX Corporation.

2.           The First Paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to restate the first paragraph of Article FOURTH to read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 185,000,000 shares, consisting of (i) 5,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), and (ii) 180,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”).”

3.           Paragraph A(3) of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to restate Paragraph A(3) of Article FIFTH to read as follows:

“(3)           Each certificate representing Corporation Securities issued after the effectiveness of this Amendment to the Amended and Restated Certificate of Incorporation of the Corporation and prior to the Restriction Release Date will contain the legend that refers to the restrictions set forth in this Article FIFTH as follows:

“THE TRANSFER OR OWNERSHIP OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE FIFTH OF THIS AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF WHX CORPORATION.”

4.           Paragraph B of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to restate Paragraph B of Article FIFTH to read as follows:

“B.           PROHIBITED OWNERSHIP OF SECURITIES

(1)           In the event that any issuance by the Corporation of Corporation Securities prior to the Restriction Release Date, or any issuance by the Corporation of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, was approved by the Board of Directors based upon information that (A) was provided to the Corporation directly or indirectly by the Person or group of Persons to which such Corporation Securities were issued, and (B) intentionally or otherwise, contained an untrue statement of fact, or omitted to state a fact requested by the Corporation, where but for such statement or omission the Corporation would not have issued such Corporation Securities, then the Person or group of Persons to which the Corporation issued such Corporation Securities shall be deemed, for the entire period that such Person or group of Persons holds such Corporation Securities, to be the agent or agents of an Agent with respect to such Corporation Securities and to hold such Corporation Securities solely for the benefit of such Agent and not on account of any Person other than such Agent.

(2)           Any issuance by the Corporation of Corporation Securities that, pursuant to the provisions of paragraph B(1) of this Article FIFTH, causes the Person or group of Persons to which the Corporation issued such Corporation Securities to be deemed the agent or agents of an Agent shall impose upon such Person or group of Persons the same obligations hereunder, and shall entitle such Person or group of Persons to the same rights hereunder, as such Person or group of Persons would have if he, she, it, or they were a Purported Transferee or Purported Transferees, the Corporation Securities issued in such issuance were Excess Securities, and the issuance of such Corporation Securities were an attempted Transfer that had been determined by the Board of Directors to constitute a Prohibited Transfer; PROVIDED, HOWEVER, that, for purposes of the application of this paragraph B(2) of this Article FIFTH, any occurrence of the phrase “the Purported Transferor” in paragraph C(3) of this Article FIFTH shall be replaced with the phrase “the Corporation” and the last sentence of paragraph C(3) shall have no effect.

(3)           Any Corporation Securities whose issuance, pursuant to the provisions of paragraph B(1) of this Article FIFTH, causes the Person or group of Persons to which the Corporation issued such Corporation Securities to be deemed the agent or agents of an Agent shall be treated as Excess Securities under this Article FIFTH unless and until such Corporation Securities are subsequently acquired in a Transfer that is not a Prohibited Transfer.

(4)           Any provision of this paragraph B of this Article FIFTH respecting the Person or group of Persons to which Corporation Securities are issued, or the Person or group of Persons that hold Corporation Securities, shall apply with equal force to Persons or groups of Persons that acquire or hold, or purport to acquire or hold, Corporation Securities as either record or beneficial owners.”

5.           Current Paragraph B of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation hereby becomes Paragraph C of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation, and current Paragraph C of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation hereby becomes Paragraph D of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation.

6.           The following paragraph is hereby added as Paragraph E of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation and reads as follows:

“E.           SEVERABILITY.  Any determination that any provision of this Article FIFTH is for any reason inapplicable, illegal, or ineffective shall not affect or invalidate any other provision of this Article FIFTH.”

7.           Current Paragraph D of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation hereby becomes Paragraph F of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation.

8.            The amendment to the Amended and Restated Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and acknowledged by its Secretary on this 17th day of September 2008.

WHX Corporation,

By:	/s/ Peter T. Gelfman
	Name:	Peter T. Gelfman
	Title:	General Counsel and Secretary